Exhibit 99.1

STR HOLDINGS, INC. REPORTS FIRST QUARTER 2015 RESULTS

Enfield, Conn. — May 12, 2015 — STR Holdings, Inc. (NYSE: STRI) today announced its financial results for the first quarter ended March 31, 2015.

Advisory Note

All prior year share amounts and per share amounts below have been adjusted to reflect the one-for-three reverse stock split effected January 30, 2015.

First Quarter 2015 Summary:

•                  Finalized one-for-three stock split effective January 30, 2015

•                  Net sales of $6.9 million

•                  Diluted GAAP loss per share from continuing operations of $(0.14); Diluted non-GAAP loss per share from continuing operations of $(0.13)

•                  Adjusted EBITDA of $(1.8) million

•                  Finished the quarter with $13.3 million in cash, $8.3 million in tax receivables and no debt

Zhenfa Coordination Update

Capacity Expansion

In a separate transaction coincident with the recent sale of 51% of the Company’s common shares to a subsidiary of Zhenfa Energy Group Co., Ltd. (the “Zhenfa Transaction”), the Company and Zhenfa entered into a Sales Service Agreement. Under this agreement, Zhenfa will allow STR to use certain of its existing production facilities, free of charge for five years followed by rent at 50% of the then-current market rate, to expand STR’s encapsulant production capacity in China.  Pursuant to this agreement, the Company has selected a 110,000 square foot facility in Wuxi, Jiangsu Province. The Company has chosen this building due to its suitability for conversion to an encapsulant factory and its convenient location, which is central to many major Chinese module manufacturers and is close to both Zhenfa’s corporate offices and STR’s existing facility in Shajiabang. The Wuxi building can accommodate up to nine gigawatts of encapsulant production capacity.

Zhenfa has advised the Company that it will finance building improvements, ancillary equipment, one gigawatt of new production equipment and the upgrade of an additional gigawatt of STR’s existing production equipment, all according to STR’s specifications.  The Company expects the Wuxi facility to be available for production by the end of 2015.

STR and Zhenfa are currently negotiating an arm’s length lease agreement wherein STR will reimburse Zhenfa over time for its investment in the Wuxi facility.  Investments made to date are solely at Zhenfa’s risk.

The Company is under no obligation to lease this facility, and any such transaction would be subject to review by the Company’s executive management team and the approval of the Company’s Special Committee of Continuing Directors.

Business Development

In May, the Company also entered into a module-for-encapsulant swap transaction with Zhenfa and Zhejiang ReneSola Jiangsu Co., Ltd. (“ReneSola”) to settle outstanding accounts.  As part of this three-party transaction, the Company has agreed to accept solar modules as settlement of approximately $7.4 million of outstanding receivables from ReneSola, and Zhenfa has agreed to purchase these modules from the Company for $7.4 million.

“We are very pleased to report tangible benefits flowing from cooperative efforts with our primary stockholder”, stated Robert S. Yorgensen, STR’s Chairman, President and Chief Executive Officer. “We believe our innovative module-for-EVA swap demonstrates a competitive advantage that can not only be used to collect aged receivables but can also drive future sales volume. The value proposition of this approach is to provide module manufacturers with high-quality, bankable encapsulants, while also increasing their module sales and enabling payment with module inventory rather than cash, thereby improving liquidity. In addition, Zhenfa’s willingness to invest in production capacity to supplement STR’s current Shajiabang facility and that of our tolling partner is further evidence of Zhenfa’s commitment and ability to assist STR in growing our encapsulant business in China.”

Financial Results

Net sales for the quarter ended March 31, 2015 were $6.9 million, a decrease of 26% sequentially and a decrease of 26% from Q1 2014. The sequential decrease was driven by approximately 19% lower volume and a 9% decline in average selling price (“ASP”).  The sequential ASP decline was primarily caused by foreign exchange translation of the Euro compared to the U.S. Dollar, which is the Company’s reporting currency.  The average Euro exchange rate decreased by 9% in the first quarter of 2015 compared to the fourth quarter of 2014. Ex-currency impact, our ASP declined by 3% during this period.  The sequential volume decline was driven by a first quarter 2015 interruption in sales to a Chinese customer that had ramped sharply in the fourth quarter of 2014.  The Company expects to resume shipments to this customer in the second quarter of 2015. In addition, one of our European customers declared self-administered insolvency in the first quarter of 2015. This European customer has since resumed operations and ordering our encapsulants after a brief period of inactivity.

On a year-over-year basis, our net sales declined $2.4 million or 26%.  The year-over-year decrease was driven by approximately 10% lower volume and a 19% decline in average selling price (“ASP”).  The price decline was caused by foreign exchange translation of the Euro compared to the U.S. Dollar. The average Euro exchange rate decreased by 17% in the first quarter of 2015 compared to the corresponding 2014 period. Ex-currency impact, our ASP declined by 9% driven by continued pricing pressure. The volume decline was driven by a reduction of net sales to our largest customer, which modified its OEM partner footprint in the latter part of 2014, and by one of our European customers declaring insolvency in the first quarter of 2015 as discussed above.

Gross loss for the first quarter of 2015 was $(0.1) million, or (2)% of net sales, which included $0.1 of restructuring costs, compared to $(2.3) million, or (25)% of net sales, from the fourth quarter of 2014 and gross loss of $(0.7) million, or (7)% of net sales from the first quarter of 2014.  When removing the impact of $1.4 million of special items in the fourth quarter of 2014 as previously disclosed, gross loss improved by $0.8 million.  The sequential improvement in gross loss was driven by lower resin pricing due to the recent decline in the price of oil, improved yield and increased raw material efficiency, including improved sales mix of our paperless encapsulants. These positive impacts were partially offset by sequentially lower net sales.

Selling, general and administrative expenses for the first quarter of 2015 were $2.6 million compared to $5.0 million in the fourth quarter of 2014 and $3.0 million in the first quarter of 2014. The sequential decrease was driven by $2.9 million of special items in the fourth quarter of 2014 that did not recur in the first quarter of 2015. When removing the impact of these special items (as previously disclosed), SG&A increased $0.5 million due to $0.3 million of higher annual incentive compensation expense and $0.3 million of higher professional fees, partially offset by benefits from prior cost-reduction actions. The year-over-year decrease of $0.4 million was primarily driven by $0.5 million of lower stock-based compensation expense due to cancelling all previously granted options in the fourth quarter of 2014 and $0.2 million of cost-reduction benefits from selling our East Windsor, Connecticut facility in 2014. These positive impacts were partially offset by $0.2 million of higher annual incentive compensation expense and $0.1 million of increased professional fees.

Adjusted EBITDA for the first quarter of 2015 was $(1.8) million compared to $(5.7) million from the fourth quarter of 2014.  When removing the impact of the $3.3 million of Q4 2014 special items (as previously disclosed), adjusted EBITDA improved by $0.6 million.  Favorable foreign currency transactional gains drove $0.2 million of this improvement. Ex-currency, our sequential improvement was due to our improvement in gross loss as discussed above, which more than offset higher SG&A (ex-special items) and lower net sales. This compares to Adjusted EBITDA from continuing operations of $(2.9) million for the first quarter of 2014. The improvement in 2015 is driven by favorable foreign exchange impact, improved gross loss and lower SG&A that more than offset lower net sales.

Net loss from continuing operations for the first quarter of 2015 was $(2.6) million, or $(0.14) per diluted share. This compares to a net loss from continuing operations of $(13.2) million, or $(1.36) per diluted share, for the fourth quarter of 2014 and net loss from continuing operations of $(4.6) million, or $(0.35) per diluted share, for the first quarter of 2014. The sequentially lower net loss of $10.6 million was due to the special items described above not recurring in 2015, improved adjusted EBITDA and $6.3 million of lower income tax expense. The Q4 2014 higher income tax expense was driven by recording non-cash valuation allowances on the Company’s deferred tax assets as of December 31, 2014. On a year-over-year basis, net loss from continuing operations decreased by $2.0 million compared to the corresponding 2014 period driven by reduced gross loss and SG&A and favorable impact from foreign currency.

Non—GAAP net loss from continuing operations for the first quarter of 2015, which excludes certain tax-effected adjustments (as disclosed following the non—GAAP reconciliation table at the end of this press release), was $(2.4) million, or $(0.13) per diluted share. This compares to non—GAAP net loss from continuing operations of $(12.8) million, or $(1.32) per diluted share, for the fourth quarter of 2014 and non—GAAP net loss from continuing operations of $(3.2) million, or $(0.24) per diluted share, for the first quarter of 2014.

Operations Update

The Company has substantially completed the renovation of its Enfield, Connecticut facility including its research and development laboratory.  In addition, the Company’s newly opened Suzhou facility has achieved ISO 9001 certification.

The Company continues to retrofit its existing production equipment to produce low-shrink paperless encapsulants and has attained a product mix of approximately 65% paperless in the first quarter of 2015.  The Company expects to continue to increase its product mix to the paperless configuration during 2015.

Balance Sheet and Liquidity

The Company finished the quarter with $13.3 million of cash and no debt.  As of March 31, 2015, the Company also had $8.3 million of income tax receivables.

The Company generated negative operating cash flow of $1.7 million during the first quarter of 2015.  With Zhenfa’s assistance, the Company is currently exploring working capital financing to support expected sales volume growth.

“During the first quarter we were able to improve our adjusted EBITDA burn”, stated Joseph C. Radziewicz, STR’s Vice President and Chief Financial Officer, “Ex-restructuring, we were also close to achieving break-even gross profit. We are implementing additional cost-reduction actions in the second quarter that we believe will further improve our financial results going forward.”

First Quarter Conference Call and Presentation

The Company will discuss its financial results in a conference call today at 9:00 am ET. A live webcast of the conference call and presentation will be available through the Investor Relations section of the Company’s website at www.strsolar.com. Investors in the U.S. interested in participating in the live call should dial (877) 312-8789 and enter passcode: 24375197. Those calling from outside the U.S. should dial (970) 315-0282 and use the same passcode. A telephone replay will be available at 12:00 p.m. ET through Wednesday, May 20, 2015 by dialing (855) 859-2056 from the U.S., or (404) 537-3406 from international locations, and entering passcode: 24375197. The webcast and presentation will be archived on the Company’s website for one year.

About STR Holdings, Inc.

STR Holdings, Inc. is a provider of encapsulants to the photovoltaic module industry. Further information about STR Holdings, Inc. can be obtained via the Company’s website at www.strsolar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward-looking statements present the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business and are based on assumptions that it has made in light of the Company’s industry experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances. However, these forward-looking statements are not guarantees of future performance or financial or operating results. Forward-looking statements include, but are not limited to, the statements regarding the following: (1) incurring substantial losses for the foreseeable future and the Company’s inability to achieve or sustain profitability in the future; (2) the potential impact of pursuing strategic alternatives, including dissolution and liquidation of our Company; (3) our reliance on a single product line; (4) our securing sales to new customers, growing sales to existing key customers and increasing our market share, particularly in China; (5) customer concentration in our business and our relationships with and dependence on key customers; (6) the outsourcing arrangements and reliance on third parties for the manufacture of a portion of our encapsulants; (7) technological changes in the solar energy industry or our failure to develop and introduce or integrate new technologies could render our encapsulants uncompetitive or obsolete; (8) competition; (9) excess capacity in the solar supply chain; (10) demand for solar energy in general and solar modules in particular; (11) our operations and assets in China being subject to significant political and economic uncertainties; (12) limited legal recourse under the laws of China if disputes arise; (13) our ability to adequately protect our intellectual property, particularly during the outsource manufacturing of our products in China; (14) our lack of credit facility and our inability to obtain credit; (15) a significant reduction or elimination of government subsidies and economic incentives or a change in government policies that promote the use of solar energy, particularly in China and the United States; (16) volatility in commodity costs; (17) our customers’ financial profile causing additional credit risk on our accounts receivable; (18) our dependence on a limited number of third-party suppliers for raw materials for our encapsulants and other significant materials used in our process; (19) potential product performance matters and product liability; (20) our substantial international operations and shift of business focus to emerging markets; (21) the impact of changes in foreign currency exchange rates on financial results, and the geographic distribution of revenues; (22) losses of financial incentives from government bodies in certain foreign jurisdictions; (23) compliance with the Continued Listing Criteria of the NYSE; (24) the ability to realize synergies from the transaction with Zhenfa Energy Group Co., Ltd., and (25) the other risks and uncertainties described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in subsequent periodic reports on Form 10-K, 10-Q and 8-K. You are urged to carefully review and consider the disclosure found in our filings which are available on http://www.sec.gov or http://www.strsolar.com. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, actual results may vary materially from those projected in these forward-looking statements. We undertake no obligation to publicly update any forward-looking statement contained in this press release whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

STR Holdings, Inc.

Joseph C. Radziewicz

Vice President and Chief Financial Officer

+1 (860) 265-1247

joseph.radziewicz@strholdings.com

STR Holdings, Inc.

CONDENSED CONSOLIDATED INCOME STATEMENTS

All amounts in thousands except shares and per share amounts

	Three Months Ended March 31,
	2015	2014
	(Unaudited)	(Unaudited)

Net sales	$6,863	$9,336
Cost of sales	7,009	10,017

Gross loss	(146)	(681)

Selling, general and administrative expenses	2,582	2,975
Research and development expense	352	256
(Recovery) provision for bad debt expense	(43)	24
Operating loss	(3,037)	(3,936)

Interest income, net	4	4
Loss on disposal of fixed assets	—	(433)
Foreign currency transaction gain (loss)	480	(138)
Loss from continuing operations before income tax expense	(2,553)	(4,503)
Income tax expense from continuing operations	53	139
Net loss from continuing operations	(2,606)	(4,642)

Discontinued operations:
Earnings from discontinued operations before income tax expense	—	—
Income tax benefit from discontinued operations	—	—
Net earnings from discontinued operations	—	—

Net loss	$(2,606)	$(4,642)

GAAP loss per share:
Basic from continuing operations	$(0.14)	$(0.35)
Basic from discontinued operations	—	—
Total basic GAAP net loss per share	$(0.14)	$(0.35)

Diluted from continuing operations	$(0.14)	$(0.35)
Diluted from discontinued operations	—	—
Total diluted GAAP net loss per share	$(0.14)	$(0.35)

(1) Non-GAAP net loss per share:
Basic from continuing operations	$(0.13)	$(0.24)
Basic from discontinued operations	—	—
Total basic non-GAAP net loss per share	$(0.13)	$(0.24)

Diluted from continuing operations	$(0.13)	$(0.24)
Diluted from discontinued operations	—	—
Total diluted non-GAAP net loss per share	$(0.13)	$(0.24)

Weighted-average common shares outstanding:
Basic shares outstanding GAAP	18,070,384	13,412,904
(2) Diluted shares outstanding GAAP	18,070,384	13,412,904
Stock options	—	—
Restricted common stock	—	—
(2) Diluted shares outstanding non-GAAP	18,070,384	13,412,904

(1) Please refer to the reconciliation of non-GAAP measures included in this press release.

(2) Please refer to the reconciliation of diluted shares outstanding for non-GAAP net loss per share included in this press release.

STR Holdings, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

All amounts in thousands

	March 31, 2015	December 31, 2014
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$13,268	$16,552
Accounts receivable, net	13,016	12,057
Income tax receivable	8,252	8,252
Inventories, net	7,690	8,248
Other current assets	5,117	4,144
Total current assets	47,343	49,253

Property, plant and equipment, net	20,201	20,195
Other noncurrent assets	342	354
Total assets	$67,886	$69,802

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,607	$2,653
Accrued liabilities	4,045	2,780
Other current liabilities	—	204
Income taxes payable	1,877	1,865
Total current liabilities	9,529	7,502

Long-term liabilities	4,627	4,577
Total liabilities	14,156	12,079

STOCKHOLDERS’ EQUITY
Stockholders’ equity	53,730	57,723
Total liabilities and stockholders’ equity	$67,886	$69,802

STR Holdings, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

All amounts in thousands

	Three Months Ended March 31,
	2015	2014
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net loss	$(2,606)	$(4,642)
Net earnings from discontinued operations	—	—
Net loss from continuing operations	(2,606)	(4,642)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	490	511
Stock-based compensation expense	153	613
Loss on disposal of property, plant and equipment	—	433
(Recovery) provision for bad debt expense	(43)	24
Income tax receivable non-cash	—	(922)
Deferred income tax expense	—	1,057
Changes in operating assets and liabilities	(921)	(1,150)
Other, net	1,255	(831)
Net cash used in continuing operations	(1,672)	(4,907)
Net cash provided by discontinued operations	9	—
Total net cash used in operating activities	(1,663)	(4,907)

INVESTING ACTIVITIES
Capital investments	(1,392)	(946)
Net cash used in continuing operations	(1,392)	(946)
Net cash used in discontinued operations	—	—
Total net cash used in investing activities	(1,392)	(946)

FINANCING ACTIVITIES
Repurchase of common stock in tender offer	—	(25,836)
Special dividend	(20)	—
Proceeds from common stock issued under employee stock purchase plan	1	1
Net cash used in continuing operations	(19)	(25,835)
Net cash used in discontinued operations	—	—
Total net cash used in financing activities	(19)	(25,835)

Effect of exchange rate changes on cash	(210)	(28)

Net change in cash and cash equivalents	(3,284)	(31,716)
Cash and cash equivalents, beginning of period	16,552	58,173
Cash and cash equivalents, end of period	$13,268	$26,457

SUPPLEMENTAL DISCOLSURE OF NON-CASH INVESTING ACTIVITIES
Proceeds to be received from sale of land	$—	$1,912

* Free cash flow from continuing operations	$(3,064)	$(5,853)

* Please refer to the reconciliation of non-GAAP measures included in this press release.

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP MEASURES

All amounts in thousands except shares and per share amounts

	Three Months Ended December 31,	Three Months Ended March 31,
	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)

Non-GAAP Net Loss from Continuing Operations
Net loss from continuing operations	$(13,227)	$(2,606)	$(4,642)
Adjustments to net loss from continuing operations:
Stock-based compensation expense	1,357	153	613
Restructuring	374	145	27
Tax impact of option cancellation due to restructuring	—	—	1,058
Loss on reclassification on held for sale assets	(144)	—	—
Spain grant reversal	(974)	—	—
Tax effect of non-GAAP adjustments	(206)	(105)	(215)
Non-GAAP net loss from continuing operations	$(12,820)	$(2,413)	$(3,159)

Non-GAAP Net Loss from Discontinued Operations
Net loss from discontinued operations	$(199)	$—	$—
Tax effect of non-GAAP adjustments	—	—	—
Non-GAAP net loss from discontinued operations	$(199)	$—	$—

Non-GAAP Net Loss Per Share from Continuing Operations:
Basic from continuing operations	$(1.32)	$(0.13)	$(0.24)
Diluted from continuing operations	$(1.32)	$(0.13)	$(0.24)

Non-GAAP Net Loss Per Share from Discontinued Operations:
Basic from discontinued operations	$(0.02)	$—	$—
Diluted from discontinued operations	$(0.02)	$—	$—

Weighted-average common shares outstanding:
Basic	9,737,187	18,070,384	13,412,904
(1) Diluted	9,737,187	18,070,384	13,412,904

(1) Please refer to the reconciliation of diluted shares outstanding for non-GAAP net loss per share included in this press release.

	Three Months Ended March 31,
	2015	2014
	(Unaudited)	(Unaudited)
Free Cash Flow from Continuing Operations
Cash flow used in operations from continuing operations	$(1,672)	$(4,907)
Less:
Capital investments	(1,392)	(946)
Free cash flow	$(3,064)	$(5,853)

Non—GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements, which statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America (GAAP), the Company uses non—GAAP financial measures to facilitate better understanding of its operating results. In this press release, there are two non—GAAP financial metrics mentioned: (1) Non—GAAP net loss per share from continuing operations (“Non—GAAP EPS”) and (2) free cash flow from continuing operations as defined below.

Non—GAAP EPS: The Company believes that non—GAAP EPS from continuing operations provides meaningful supplemental information regarding its performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current period results with those of prior periods as well as with its peers.

Non—GAAP EPS from continuing operations is defined as net loss from continuing operations not including the tax effected impact of stock-based compensation and restructuring divided by the weighted—average common shares outstanding. Please refer to the Company’s Form 10—K filed with the Securities and Exchange Commission (SEC) on March 26, 2015, as well as prior SEC filings, for detailed discussion on some of these adjustments that have been recorded in previous periods. During the current period, there were no new items.

Although the Company uses non—GAAP EPS as a measure to assess the operating performance of its business, non—GAAP EPS has significant limitations as an analytical tool because it excludes certain material costs. Because non—GAAP EPS does not account for these expenses, its utility as a measure of its operating performance has material limitations. The omission of restructuring and stock—based compensation expense limits the usefulness of this measure. Non—GAAP EPS also adjusts for the related tax effects of the adjustments and the payment of taxes is a necessary element of the Company’s operations. Because of these limitations, management does not view non—GAAP EPS in isolation and uses other measures, such as Adjusted EBITDA, net loss from continuing operations, net sales, gross loss and operating loss, to measure operating performance.

STR Holdings, Inc.

RECONCILIATION OF NON-GAAP SHARES OUTSTANDING

	Three Months Ended December 31,	Three Months Ended March 31,
	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Weighted-average shares outstanding
Basic shares outstanding GAAP	9,737,187	18,070,384	13,412,904
Diluted shares outstanding GAAP	9,737,187	18,070,384	13,412,904
Stock options	—	—	—
Restricted common stock	—	—	—
Diluted shares outstanding non-GAAP	9,737,187	18,070,384	13,412,904

Free Cash Flow from Continuing Operations: The Company believes free cash flow from continuing operations is an important measure of its overall liquidity and its ability to fund future growth and provide a return to shareowners. Free cash flow is defined as operating cash flow used in continuing operations excluding cash spent on capital investments. A limitation of using free cash flow versus the GAAP measure of cash used in operating activities as a means for evaluating the Company’s business is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period. The Company compensates for this limitation by providing information about the changes in its cash balance on the face of the Condensed Consolidated Statements of Cash Flows.

STR Holdings, Inc.

ADJUSTED EBITDA

All amounts in thousands

	Three Months Ended December 31,	Three Months Ended March 31,
	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted EBITDA	$(5,724)	$(1,769)	$(2,923)
Depreciation expense	(538)	(490)	(511)
Interest income, net	4	4	4
Income tax expense	(6,356)	(53)	(139)
Spain grant reversal	974	—	—
Loss on reclassification on held for sale assets	144	—	—
Restructuring	(374)	(145)	(27)
Stock-based compensation	(1,357)	(153)	(613)
Loss on disposal of fixed assets	—	—	(433)
Net loss from continuing operations	$(13,227)	$(2,606)	$(4,642)

ASC 280—10—50 Disclosure about Segment of an Enterprise and Related Information, establishes standards for the manner in which companies report information about operating segments, products, geographic areas and major customers. The method of determining what information to report is based on the way that management organizes the operating segment within the enterprise for making operating decisions and assessing financial performance. Since the Company has one product line, sells to global customers in one industry, procures raw materials from similar vendors and expects similar long-term economic characteristics, the Company has one reporting segment.

Adjusted EBITDA is the main metric used by the management team and the Board of Directors to plan, forecast and review the Company’s segment performance. Adjusted EBITDA represents net loss from continuing operations before interest income, income tax expense, depreciation, stock-based compensation expense, restructuring and certain non-recurring income and expenses from the results of operations.